[Mattel letterhead]                                        EXHIBIT 5.1




                              August 28, 1995




Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245

Ladies and Gentlemen:

             I am the Executive Vice President, General Counsel and Secretary of Mattel, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended, of an additional 3,000,000 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock"), which are to be offered and sold by the Company pursuant to its 1990 Stock Option Plan, as amended (the "Plan").

             I have examined the Company's Restated Certificate of Incorporation and Bylaws, the corporate minute books and the Plan. I have also examined the records of corporate proceedings taken in connection with the adoption and amendment of the Plan and the offer and sale of the Common Stock in connection therewith.

             Based upon the foregoing examinations and upon the applicable laws, I am of the opinion that subject to compliance with the applicable state securities and "blue sky" laws, the shares of Common Stock, when offered, sold and paid for pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

             I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                               Respectfully submitted,

                               /s/ Ned Mansour
                               -----------------------------
                               Executive Vice President,
                               General Counsel and Secretary

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